                                       EXHIBIT 23(a), Page 1 of 1


                 CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
Norfolk Southern Corporation:

We consent to incorporation by reference in Registration Statement No. 333-67937 on Form S-3 and Registration Statements Nos. 33-61317, 33-52031, 333-40993, 33-57417, and 333-71321 on
Form S-8 of Norfolk Southern Corporation of our report dated January 26, 1999, relating to the consolidated balance sheets of Norfolk Southern Corporation and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in stockholders' equity, and cash flows and the related consolidated financial statement schedule for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998, Annual Report on Form 10-K405 of Norfolk Southern Corporation.





/s/ KPMG LLP

Norfolk, Virginia
March 23, 1999